Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (as amended, restated, or otherwise modified from time to time, this “Agreement”), dated as of the 17th of August, 2020 (the “Effective Date”), is entered into by and between Altair Engineering Inc., a Delaware corporation (the “Company”), and James Scapa (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to provide enhanced severance protections to the Executive, subject to the terms and conditions of this Agreement;

WHEREAS, the Committee has recommended to the Board that it authorize the Company to enter into this Agreement; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.     TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If, during the period commencing on the Effective Date and ending on (but including) the one-year anniversary of a Change in Control, (i) the Executive’s employment is terminated by the Company without Cause (as defined below), or (ii) the Executive resigns employment for Good Reason (as defined below) (each, a “Qualifying Termination”), then subject to Section 3 and Section 4 below:

(a)    The Company will pay to the Executive within thirty (30) days of the date of the Qualifying Termination (or on such earlier date as is required by applicable law), (i) any accrued but unpaid base salary amounts, (ii) any accrued but unused vacation pay, and (iii) any unreimbursed business expenses incurred prior to the date of the Qualifying Termination. In addition, the Company will pay to the Executive any earned but unpaid annual performance award for the prior fiscal year at the time such annual performance awards are payable to employees of the Company generally, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Qualifying Termination occurs.

(b)    The Company will continue to pay to the Executive, in equal installments in accordance with the Company’s normal payroll practices, an amount equal to the Executive’s “Annual Rate of Base Salary” (as defined below), for the duration of the Severance Period (as defined below) (the “Salary Continuation Payments”). “Annual Rate of Base Salary” shall mean the Executive’s annual base salary rate in effect immediately prior to the Qualifying Termination or, in the event of a resignation for Good Reason as a result of a material diminution in the Executive’s annual base salary rate, the Executive’s annual base salary rate in effect immediately prior to the reduction that gave rise to the grounds for Good Reason.

The Salary Continuation Payments shall commence with the first payroll date following the effectiveness of the Release required by Section 4 hereof, with the first payment to include the amount of all Salary Continuation Payments that would have been paid from the date of the Qualifying Termination had they commenced as of such date; provided, however, in the event the period to consider and, if applicable, revoke the Release plus the first regular payroll date thereafter spans two calendar years, the first such payment shall be made on the later of the first regular payroll date of such second calendar year or the first payroll date following the effectiveness of the Release, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Qualifying Termination occurs.

(c)    If, at the time of the Qualifying Termination, the Executive participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall reimburse the Executive for the healthcare continuation payments under COBRA actually made by the Executive for the coverage period beginning on the day following the Termination Date and ending on the earliest of: (i) the last day of the Severance Period (which for avoidance of doubt shall be no greater than twelve (12) months); (ii) the date the Executive becomes eligible to obtain alternate healthcare coverage from a new employer; and (iii) the date the Executive becomes ineligible for COBRA (the “COBRA Assistance”). The Executive agrees to immediately inform the Company if Executive becomes eligible to obtain alternate healthcare coverage from a new employer. The Executive also agrees to remit to the Company on a monthly basis and within thirty (30) days of the date of payment, paid invoices for each such monthly COBRA premium for which the Executive seeks reimbursement pursuant to this Section 2(c) and such reimbursement (to the extent required pursuant to this Section 2(c)) shall be made to the Executive within thirty (30) days following the Executive’s delivery to the Company of each such invoice. Notwithstanding anything to the contrary set forth in this Section 2(c), if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not (x) exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above or (y) cause a violation of Section 409A.

(d)    The Company will pay to the Executive a lump sum cash payment, payable within thirty (30) days following the effectiveness of the Release (as defined in Section 4 below), in an amount equal to (i) the target amount of the Executive’s annual bonus for the year in which the Qualifying Termination occurs (the “Termination Year”) or, (ii) if the Qualifying Termination occurs following a Change in Control, the greater of (A) the amount of the annual bonus the Executive would have received for the Termination Year, had the Executive’s employment not terminated (assuming maximum achievement of any individual and corporate performance goals), or (B) the target amount of the Executive’s annual bonus for the calendar year prior to the year in which the Change in Control occurred, in each case, (1) multiplied by a fraction, the numerator of which is the number of business and non-business days in the Termination Year that the Executive was employed by the Company and the denominator of which is 365, and (2) less any advance received by the Executive with respect to the Executive’s annual bonus for the Termination Year. For purposes of clause (i) of the immediately preceding sentence, if no target bonus amount has been determined for the Termination Year as of the date of the Qualifying Termination, the target amount of the Executive’s annual bonus for the calendar year immediately preceding such Termination Year shall be substituted for the target amount of the Executive’s annual bonus for the year in which the Qualifying Termination occurs.

(e)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other vested amounts or benefits, if any, required to be paid or provided under any employee benefit plan, program or policy of the Company through the date of the Qualifying Termination or as a result of the termination of the Executive’s employment, such vested benefits to be paid or provided in accordance with the terms of the applicable plan, program or policy in effect from time to time.

Notwithstanding anything contained in this Agreement to the contrary, (i) in the event of a Change in Control referenced in clause (iii) of the definition of Change in Control in the Plan (i.e., an asset purchase transaction), the Executive’s employment with the Company shall not be deemed to have been terminated if the Executive becomes employed by the purchaser (or any affiliate thereof) immediately on or following the closing of such transaction on terms substantially similar to the terms of employment immediately prior to the Change in Control, and (ii) if, on the date the Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, and such facts and circumstances are discovered after such termination, from and after the date of such discovery the Executive shall automatically cease to be eligible for any amount pursuant to Sections 1(b), 1(c), or 1(d) hereof.

2.    CERTAIN DEFINED TERMS. For purposes of this Agreement, the following definitions shall apply:

(a)    “Cause” shall mean the Executive’s: (i) continuing failure or refusal to perform the services and duties of the Executive’s position; (ii) gross negligence, dishonesty, breach of fiduciary duty or breach of any other duty owed to the Company; (iii) the commission by the Executive of any act of fraud, embezzlement or substantial disregard of the rules or policies of the Company; (iv) acts which, in the judgement of the Board of Directors of the Company, would tend to generate significant adverse publicity towards the Company; (v) the commission or plea of nolo contendere, by the Executive of a felony; or (vi) a breach by the Executive of the terms of the Non-Disclosure and Intellectual Proprietary Rights Agreement attached as Exhibit A hereto (the “Non-Disclosure and Intellectual Proprietary Rights Agreement”).

(b)    “Change in Control” shall have the meaning given such term in the Plan.

(c)    “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; (ii) a material diminution in the Executive’s annual base salary rate, unless applied in substantially equal or pro-rata fashion across the other similar “C” level executives of the Company; or (iii) a change in the geographic location where the Executive is required to perform services or at which the Executive is principally employed to a geographic location more than 50 miles from the Executive’s principal place of employment as of the date hereof or more than 50 miles from the Company’s offices in Sunnyvale, California.

The Executive is required to provide the Company’s Board of Directors and General Counsel with written notice of the Good Reason condition within ninety (90) days of the initial existence of the condition, and the Company shall have thirty (30) days from receipt of such written notice to remedy the condition (the “Cure Period”). If the condition is not remedied within the Cure Period, the Executive must terminate employment with the Company within sixty (60) days of the end of the Cure Period for such termination to be for “Good Reason,” and if the Executive does not terminate employment within sixty (60) days after the end of the Cure Period, Good Reason with respect to that condition shall be deemed irrevocably waived.

(d)    “Plan” shall mean the Company’s 2017 Equity Incentive Plan, as may be amended, restated, or otherwise modified from time to time.

(e)    “Severance Period” shall mean a period equal to (i) in the case of a Qualifying Termination other than a Qualifying Termination described in clause (ii) of this sentence, one (1) month for each full year of continuous employment with the Company or its subsidiaries since the Executive’s most recent date of hire, but in no event greater than twelve (12) months, and (ii) twelve (12) months, in the case of a Qualifying Termination that occurs (A) following the entrance by the Company into definitive documentation governing a Change in Control (including, without limitation, a purchase and sale agreement or merger agreement) but prior to consummation of such Change in Control, if such Change in Control has not been terminated or abandoned as of the date of such Qualifying Termination, or (B) on or within one (1) year following the occurrence of a Change in Control.

3.    GOLDEN PARACHUTE LIMITATION. Notwithstanding anything herein to the contrary, to the extent any amount to be paid or benefit to be provided to the Executive pursuant to this Agreement or otherwise (collectively, the “Payments”) would be treated as an “excess parachute payment,” as that phrase is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Payments shall be either: (a) paid or allowed in full; or (b) reduced (but not below zero) to the Reduced Amount, whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes (including, without limitation, the excise tax imposed upon the Executive under Section 4999 of the Code) results in the Executive’s receipt on an after tax basis of the greater amount of Payments. For purposes of this section, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of all Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code or subjecting the Executive to an excise tax under Section 4999 of the Code. The Company may elect which and how much of the Payments shall be eliminated or reduced and shall notify the Executive promptly of such election. Any determination required under this Section 3 will be made in writing by the Company’s legal counsel or independent public accountants immediately prior to a Change of Control or such other person or entity which the Company may select in its sole discretion (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this Section 3, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs charged by the Firm in connection with any calculations contemplated by this Section 3.

4.    RELEASE REQUIRED. Any amounts payable or benefits provided pursuant to this Agreement (other than amounts payable pursuant to Section 1(a) or Section 1(e) of this Agreement) shall only be payable if (a) the Executive executes and delivers to the Company (and does not revoke) a general release of claims in form and substance satisfactory to the Company in its sole discretion (the “Release”), and (b) such Release becomes irrevocable within sixty (60) days following the date of the Qualifying Termination.

5.    FULL SETTLEMENT; NO MITIGATION. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu of and in full settlement of all other severance or similar payments to the Executive under any other severance or employment agreement between the Executive and the Company, any severance plan of the Company and any statutory entitlement (including notice of termination, termination pay and/or severance pay). The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except as otherwise provided in Section 1(c).

6.    COVENANTS. The Executive acknowledges that the Executive’s continued employment with the Company will provide the Executive with access on a continual basis to confidential and proprietary information concerning the Company and its subsidiaries and affiliates which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this Section 6. The Executive acknowledges and agrees that this Section 6 is intended to be an expansion of any and all obligations, covenants and agreements by the Executive with respect to the subject matter hereof and, to the extent of any conflict with this Section 6, the provisions which are more expansive, including, without limitation, with respect to scope and duration, shall apply. The Company and the Executive acknowledge and agree that nothing in this Agreement is intended to, and this Agreement shall not, in any way prohibit, limit or otherwise interfere with the Executive’s protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information. The Executive further understands and acknowledges that if the Executive files a lawsuit for retaliation against the Company related to the Executive reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use such trade secret information in the related court proceeding, so long as the Executive: (i) files any document containing the Company’s trade secrets under seal; and (ii) does not disclose the Company’s trade secrets, except pursuant to court order.

(a)    Non-Competition. In consideration of the enhanced severance protections and other consideration provided to the Executive pursuant to this Agreement, during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, either for the Executive or any other person, own, manage, control, materially participate in, invest in, loan money to, permit the Executive’s name to be used by, act as consultant or advisor to, be employed by, render services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of or is in the same or substantially similar line of business as a portion of the Company’s business or of the business of any subsidiary of the Company, or any other business which the Company or any subsidiary of the Company had taken material steps toward conducting in which the Executive had any involvement (collectively, a “Competitor”). Notwithstanding the forgoing, nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the equity securities of a Competitor that is publicly traded, so long as the Executive has no active participation in the business of such Competitor. For purposes hereof, the term “Restricted Period” means the period commencing on the Effective Date and ending, unless tolled in accordance with this Section 6, on the one (1) year anniversary of the termination of the Executive’s employment with the Company for any reason (or no reason).

(b)    Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or providing services to the Company or any subsidiary of the Company (or anyone who worked at or provided services to the Company at any time during the twelve (12) month period preceding such inducement or aid) to cease working at the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary of the Company and any such person except in the proper exercise of the Executive’s authority, or hire or engage any such individual, or (ii) in any way, interfere with the relationship between the Company or any subsidiary of the Company, on the one hand, and any customer, supplier, licensee or other business relation of the Company or any subsidiary of the Company (or any customer, supplier, licensee or other business relation of the Company or any subsidiary of the Company within the preceding twelve (12) month period), on the other hand.

(c)    As a condition to this Agreement, you are required to sign and return the Non-Disclosure & Intellectual Property Rights Agreement.

(d)    Cooperation. The Executive agrees that following the Executive’s execution of this Agreement, at the Company’s request, the Executive shall provide reasonable assistance and advise the Company in any investigation which may be performed by the Company or any governmental agency and any litigation in which the Company may become involved. Such assistance shall include the Executive making himself or herself reasonably available for interviews by the Company or its counsel, depositions and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints or other reasonable business or personal constraints that the Executive may have. The Company shall reimburse the Executive for reasonable expenses, such as telephone, travel, lodging and meal expenses, and reasonable attorney’s fees, incurred by the Executive at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses.

(e)    Scope. If, at the time of enforcement of this Section 6, a court of competent jurisdiction shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the stated duration, scope, area or other restrictions shall be reduced to the maximum duration, scope, area or other restrictions permitted under such circumstances.

(f)    Tolling of Restricted Period. The Restricted Period shall be extended for an amount of time equal to the time period during which a court of competent jurisdiction determines that the Executive was in violation of any provision of Section 6(a) or 6(b) and shall continue (but shall not be extended (other than pursuant to this Section 6(f)) through any action, suit or proceedings arising out of or relating to Section 6(a) or (b)).

(g)    Survival; No Defense. This Section 6 shall survive any termination or expiration of this Agreement or the Executive’s employment with the Company. The existence or assertion of any claim of or by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 6.

(h)    Reasonableness; Injunction. The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach or threatened breach of any of the Restrictive Covenants by the Executive, and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company. If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages. Without limitation of the foregoing, in the event the Executive breaches a Restrictive Covenant or any provision of the Non-Disclosure and Intellectual Proprietary Rights Agreement, in any material respect, the Company shall have the right to cease providing any amounts payable pursuant to this Agreement (other than amounts payable pursuant to Section 1(a) or Section 1(e) of this Agreement) and promptly upon demand from the Company, the Executive shall return any such amount previously received, in each case, without payment of consideration therefor; the return (or forfeiture, as applicable) of such amounts shall not be deemed an election of remedies precluding the further exercise of remedies.

(i)    Notwithstanding anything herein to the contrary, Sections 6(a) and Section 6(b) shall not apply if the Executive’s principal place of employment or other service is located in the State of California.

7.    WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law or regulation (including foreign law or regulation), the Company is required to withhold therefrom.

8.    SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.

9.    CLAIMS PROCEDURE

(a)    If the Executive believes that he or she is entitled to payment of an amount under this Agreement, the Executive must file a written claim for such benefit with the Committee at the Company’s then principal place of business. The claim will be processed in accordance with the procedures of this Section 9.

(b)    Upon receipt of a claim for a benefit, the Committee shall advise the Executive that a decision will be forthcoming within ninety (90) days and shall, in fact, deliver such decision within such period. The Committee may, however, extend this period for an additional ninety (90) days if special circumstances require an extension of time and written notice of the extension is given to the Executive within ninety (90) days after receipt of the claim. If the claim is denied in whole or in part, the Committee shall adopt a written decision, using language calculated to be understood by the Executive, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description for any additional material or information necessary for the Executive to perfect his or her claim and an explanation of why such material or such information is necessary; and (iv) appropriate information (including any applicable time limits) as to the steps to be taken if the Executive wishes to appeal the denial of the claim.

(c)    Within sixty (60) days after the receipt by the Executive of the written descision described above, the Executive may request in writing that the Committee review the decision. Such request must be addressed to the Committee at the Company’s then principal place of business. The Executive or his or her duly authorized representative may review pertinent documents that relate to the claim. If the Executive does not request a review of the Committee’s determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s decision.

(d)    Within sixty (60) days after the Committee’s receipt of a request for review, it will review the decision and make its determination on review. The Committee may, however, extend the review period for an additional sixty (60) days if special circumstances require an extension of time and written notice of the extension is given to the Executive within sixty (60) days after receipt of the written request for review. After considering all materials presented by the Executive, the Committee will provide its written determination on review. If the Committee’s determination on review is to deny the claim in any respect, the written determination shall set forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; and (iii) a statement that the Executive shall be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relating to the claim.

(e)    The Committee shall have the power and sole discretion to construe, interpret and apply the provisions of this Agreement, and to determine any questions of fact which may arise under this Agreement.

10.    GENERAL PROVISIONS.

(a)    Expenses. The Company and the Executive shall bear their own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

(b)    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous agreements, negotiations and discussions between the parties hereto and/or their respective counsel and representatives with respect to the subject matter covered hereby. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No subsequent agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

(c)    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company to:

Altair Engineering Inc.

1820 East Big Beaver Road

Troy, Michigan 48083

Attn: Board of Directors and General Counsel

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Peter H. Ehrenberg, Esq.

If to the Executive, to the Executive at the offices of the Company with a copy to the Executive at the Executive’s home address, set forth in the records of the Company.

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

(d)    Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. Any and all actions arising out of this Agreement shall be brought and heard in the federal courts for the Eastern District of Michigan, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL

MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

(e)    Compliance with Code Section 409A. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of the Executive’s termination and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(f)    Unfunded and Unsecured Status. To the extent that the Executive becomes entitled to receive any payments from the Company hereunder, such right shall be unfunded and unsecured and payable out of the general assets of the Company as and when such amounts are payable hereunder.

(g)    Waiver. Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

(h)    Separability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(i)    Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

(j)    Advice of Counsel. Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read this Agreement and understand the meaning and import of all the terms hereof.

(k)    Assignment. The Executive may not assign or otherwise transfer any of the Executive’s rights or delegate any of the Executive’s duties under this Agreement, and any such purported assignment or other transfer shall be null and void ab initio. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(l)    Conflict. In the event any conflict between this Agreement or any provision herein and any other Company policy, restriction, contract or agreement that binds the Executive, the terms, conditions and restrictions set forth herein shall prevail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALTAIR ENGINEERING INC.

By:	/s/ Raoul Maitra
Name: Raoul Maitra Title: Chief Legal Officer

EXECUTIVE

/s/ James Scapa James Scapa

Exhibit A

Non-Disclosure & Intellectual Property Rights Agreement

[To be attached.]